EXHIBIT 10.40
CONTRACT OF EMPLOYMENT

THIS AGREEMENT is made on the 3rd day of November, 2012

1.	Parties

(1)
ALIMERA SCIENCES LIMITED, having its registered office at Garrick House, 26-27 Southampton Street, London, WC2E 7RS (Company Number 08018355) (the "Employer"), a wholly owned subsidiary of Alimera Sciences, Inc., a corporation organized under the laws of the State of Delaware U.S.A. (the “Parent”)

(2)	Philip Ashman (the "Employee")

2.	Date of Employment

2.1	The Employee's employment will commence on 1 January 2013.

2.2	The Employee's period of continuous employment for the purposes of the Employment Rights Act 1996 will commence on 1 January 2013.

3.	Nature of Employment

3.1
The Employee is employed as Senior Vice President, EU Managing Director and will be appointed, as a term of this Agreement, a statutory director of the Employer and a member of the board of directors of that entity. The Employer and the Parent agree to provide the Employee with appropriate director and officer insurance in respect of any matters which occur during the period during which the Employee is a director of the Employer, subject to standard exceptions.

3.2
The Employer acknowledges that as the Employee will be carrying out duties under this Agreement which are for the benefit of both the Employer and its Group Companies (as defined below), that in the event that the Employee is unable to enforce his rights and/or obligations under this Agreement against the Employer due to the insolvency of the Employer or similar event, that any rights and/or obligations owed to the Employee under this Agreement are also owed to him by any other Group Company with the Employee and that the Employee will be permitted to enforce such rights and/or obligations against each Group Company under the Contracts (Rights of Third Parties) Act 1999.

3.3
The Employee shall carry out such duties as shall from time to time be assigned to him by the Employer and shall use his best endeavours to promote, protect and develop the interests of the Employer, as well as any Group Company including, in particular, Parent.

3.4
The Employee will be expected to report to and liaise with Parent’s President and CEO (his "Line Manager”). The Line Manager may be altered to another individual of similar status after reasonable consultation with the Employer.

3.5
The Employee agrees that he will spend the whole of his time and attention on the Employer's business during normal working hours and that during the term of his employment with the Employer he will not engage in any other employment, occupation, consulting or other business activity.

3.6
The Employee shall report to his Line Manager his own wrongdoing and any wrongdoing or proposed wrongdoing of any employee or director of the Employer immediately on becoming aware of it. The Employee shall also report to his Line Manager:

(a)	the plans of any other senior employee (whether alone or in concert with any other employee) to join a competitor or to establish a business in competition with any Group Company;

(b)	the material misuse by any employee of any confidential information (as defined in the Alimera Sciences Employee Handbook) belonging to any Group Company;

3.7	The Employee shall ensure that he meets the requirements of any regulatory body or any other entity whose consent or approval is required to enable him to undertake any of his duties.

3.8	There are no collective agreements applicable to the Employee's employment.

4.	Right to work in the UK

4.1
The Employee warrants that he has the unrestricted right to work in the United Kingdom and undertakes to notify his Line Manager immediately if any such right ceases, or is reasonably expected to cease during his employment and to immediately provide his Line Manager with written details of changes to his personal circumstances that might affect his immigration permission.

4.2
The Employee undertakes to provide prior to the commencement of his employment, the Employee’s original passport and other satisfactory documentary evidence of his right to work in the UK. The Employee also undertakes to ensure that he will maintain a valid passport to enable him to travel on business abroad as required by the Employer. The Employee acknowledges that his continuing employment with the Employer is conditional on compliance with this obligation and the other duties in this clause, and that failure to comply to the Employer's satisfaction may result in disciplinary action under the Employer's Disciplinary Procedure.

5.	Remuneration

5.1	Basic Salary

(a)
The Employee shall be paid a basic annual salary of £180,000 which shall be paid monthly in arrears subject to deduction of income tax and national insurance and shall be deemed to accrue from day to day based on a 5 day working week.

(b)
Salaries are normally paid by direct transfer to the Employee's bank account on or before the last day of the month except that, where such day does not fall on a working day, payment will be made on the next working day.

(c)
The Employee’s basic salary will be reviewed annually before December 31st of each year and may or may not be increased from time to time at the Employer’s discretion. Any increase will take effect in January of the year following the review. There will be no review of the basic salary after notice has been given by either party to terminate the employment.

5.2	Bonus

(a)
Employee shall be eligible to receive a discretionary annual bonus with a target of 40% of base salary subject to such conditions as the Employer may determine. The Employer will endeavour to pay such bonus, if any, before March 31st in the year following the financial year in which the bonus accrues. The Employer reserves the right to revise the level of bonus and the date of payment from time to time.

(b)
Any bonus payment shall be purely discretionary and shall not form part of the Employee's contractual remuneration under this agreement. If the Employer makes a bonus payment to the Employee in respect of a particular financial year of the Employer (being the period from 1 January to 31 December), it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Employer.

(c)	The Employer may alter the terms of any bonus targets or withdraw them altogether at any time without prior notice.

(d)	Except as set forth in Section 13 or Section 14, the Employee shall have no right to a bonus if his employment is terminated for any reason or no reason.

(e)	Any bonus shall not be pensionable.

5.3	Option grants

(a)
Subject to the Employee's compliance with clauses 5.3(b) and (c), the Employee shall be granted an option to purchase 200,000 shares of Parent’s common stock upon approval of the Compensation Committee of Parent’s Board of Directors. All options are subject to and governed by the terms and conditions of Parent’s stock option plan and Parent’s current standard initial hiring vesting schedule. The Employer and Parent reserve the right to amend the vesting schedule from time to time.

(b)
The Employee agrees to indemnify the Employer in full in respect of any liability of the Employer to account for any amount of income tax or primary (employee's) Class I National Insurance contributions arising in respect of the grant, exercise, release, cancellation or other disposal of the stock options, and that the Employee will within 14 days of the end of the income tax month in which such grant, exercise, release, cancellation or other disposal took place, pay to the Employer the full amount due in respect of this indemnity. The Employee agrees that the Employer may require security for monies due pursuant to this as a precondition of exercise.

(c)
The Employee shall sign a Joint Election Agreement ("Joint Election") which is in a form approved by the Employer's US auditor under US GAAP and approved by HM Revenue & Customs whereby the Employee assumes responsibility for any secondary (employer's) Class I National Insurance contributions arising in respect of such grant, exercise, release, cancellation or other disposal , and the Employee transfers to himself as a matter of English law, the liability for the Class 1 NICs which would otherwise fall on the Employer. Following the Employer's auditor’s and HM Revenue & Customs’ approval of a form of Joint Election, the Employee will be required to execute this Joint Election. Only following the Employee's execution of the Joint Election will the board consider granting the Employee the options.

5.4	Benefits

(a)
The Employee shall be entitled to participate in the Employer's private medical insurance scheme to be established from 1 July 2013 or such other private medical insurance scheme as the Employer may make available from time to time providing cover for the Employee.

(b)
The Employee shall either be entitled to participate in the Employer's pension scheme the Employer may make available from time to time (once set up) and Employer shall contribute to such scheme an annual sum equivalent to a minimum of 6% of the Employee’s gross annual salary or the Employer may instead contribute an annual sum of 6% of the Employee’s gross annual salary to a personal pension scheme of the Employee’s choosing.

(c)
The Employee shall be entitled to participate in the Employer's life insurance scheme to be established from 1 July 2013 or such other life insurance scheme as the Employer may make available from time to time. Prior to the establishment of such scheme, the Employer shall provide the Employee with access to life insurance cover to the value of three times the Employee’s basic salary.

(d)
Provided that the Employee holds a current driving licence, the Employee shall receive a car allowance for use of the Employee's own car of £830 per month, which shall be paid together with and in the same manner as his salary. The car allowance is subject to an annual review by the Employer at the same time as the review of the Employee’s basic salary and may be adjusted from time to time by the Employer at the Employer’s discretion. The Employee shall immediately inform the Employer if he is disqualified from driving and he shall cease to be entitled to the benefits under this clause.

(e)	To the extent that any of the benefits are taxable the Employee will be responsible for all those liabilities.

(f)	A contracting out certificate is not in force in respect of the employment.

(g)
Participation in any insurance based benefit (including private medical insurance, life assurance and permanent health insurance) is subject to the relevant policy terms and conditions from time to time in force, is conditional on the Employee satisfying any applicable requirements of the insurer and being accepted at normal rates of premium. The Employer shall have no liability to pay any benefit to the Employee unless it receives payment from the insurer.

(h)	The Employer reserves the right to amend or alter any benefit (including any commission plan, bonus or incentive based pay) at any time after reasonable consultation with the Employee.

(i)
Nothing in this agreement shall constrain or prevent the Employer from terminating the Employee's employment, notwithstanding that the Employee is or may be entitled to receive benefit payments or other benefits under any permanent health insurance scheme from time to time in force.

6.	Expenses

6.1
The Employee shall be reimbursed all reasonable expenses properly incurred in the discharge of the Employee's duties in accordance with this contract and subject to any other instructions or regulations issued by the Employer from time to time. As a pre-condition of payment, the Employee will be expected to produce vouchers, receipts, or other evidence of the expenses in respect of which the Employee claims reimbursement.

6.2
The Employee must not without the prior written authorisation of the President, CEO or in breach of any applicable legislation directly or indirectly seek, receive or obtain, in respect of the performance of his duties or of any goods or services sold or purchased or other business transacted (whether or not by the Employee) by or on behalf of the Employer or any of the Employer’s Group Companies, any personal benefits, discount, rebate, commission, bribe, kickback or other inducement ("Inducement") (whether in cash or in kind). In the event that the Employee or any person on the Employee's behalf directly or indirectly receives any such Inducement, the Employee must immediately account to the Employer for the amount so received.

7.	Place of Work

7.1
The Employee's primary place of work will be at the Employer's offices to be established within reasonable commuting distance to the Employee’s current home address. It is hereby agreed that the expected location of Employer’s office is deemed a reasonable commuting distance.

7.2
If the Employer requires the Employee to work permanently at a place which reasonably necessitates a move from his/her present address, the Employer will reimburse the Employee for reasonable relocation and removal expenses directly incurred as a result of the Employer requirements, including but not limited to stamp duties, solicitor’s fees, estate agent fees, removal and storage costs, survey and valuation costs, temporary accommodation costs.

7.3
In addition, the Employee will be required to work at such other places as the Employer may from time to time specify for the performance of the Employee's duties and shall travel to such parts of the world as the Employer may direct or authorise. If the Employer requires the Employee to work outside the United Kingdom for a consecutive period of more than one month it will provide him with written details of any terms and conditions which may apply to that work and his return to the United Kingdom.

8.	Hours of Work

8.1	The normal working hours of the Employee will be 37.5 hours per week. The Employee will be entitled to an hour’s lunch break during each working day.

8.2
In addition the Employee shall be required to work at such other times as the Employer may reasonably require to meet the needs of the business of the Group Companies. The Employee will not be entitled to receive additional payment for such further work. The Employee accepts that by signing this Agreement he has agreed that regulation 4(1) of the Working Time Regulations 1998 shall not apply. The Employee may terminate his agreement to this provision by giving three months’ notice in writing.

9.	Holidays

9.1	Annual Holidays

(a)	The Employee's annual paid holiday entitlement is 26 working days in each holiday year. Holiday entitlement will accrue pro-rata to each completed month of employment.

(b)
The Employee is required to submit a holiday request form to his Line Manager for prior approval for all periods of leave. The times at which annual holidays may be taken are at the discretion of the Employer, and not more than 10 days may be taken at any one time unless with the permission of the Line Manager.

(c)	The holiday year runs from 1 January to 31 December.

(d)	The Employee is allowed to carry forward a maximum of 5 untaken holidays into the subsequent year only or, at the Employer’s discretion, be paid in lieu of a maximum of 5 untaken holidays.

(e)	The Employee must ensure that there is no unnecessary overlapping with the holidays of other staff who would be responsible for the Employee's duties whilst he is on holiday.

(f)
Holiday pay on termination of employment will be calculated by establishing the number of days holiday accrued in the holiday year up to the date of termination and subtracting from this the number of days taken during the current holiday year. The number of days remaining/owed, if any, will be paid to or deducted from the Employee.

9.2	Bank Holidays and Public Holidays
In addition to annual holidays the Employee shall be entitled to paid holidays on all UK statutory and public holidays together with any additional holidays awarded by the Employer.

10.	Sickness or Injury

10.1
If the Employee is absent from work due to sickness, he will be entitled to payment of his salary and benefits at the full rate for a period of 6 months in any period of 12 months after which time he may be entitled to statutory sick pay. Any other payment will be at the discretion of the Employer.

10.2
If the Employee is prevented by sickness from performing his duties properly, he shall report this fact promptly to his Line Manager, or another manager if the Line Manager is not available, before 10.00 a.m. on the first day of sickness together with an estimate of the period of absence envisaged. Any change in the estimated period of absence must be notified as soon as possible.

10.3	If the absence continues for more than 5 continuous working days a “fit-note” from the Employee's doctor should be submitted explaining the nature of the sickness or injury.

10.4	During all periods of absence due to sickness or injury the Employee should keep the Employer informed as to his likely date of return.

10.5	The Employee agrees to consent to medical examinations (at the Employer's expense) by a medical practitioner nominated by the Employer at any time during his employment should the Employer so require. The Employee agrees that any report produced in connection with any such examination may be disclosed to the Employer and the Employer may discuss the contents of the report with the relevant medical practitioner and otherwise, as appropriate.

10.6	A Form SC2 (Self Certification of Sickness) is required in all cases of uncertified sickness.

10.7
If the Employee is absent for more than 26 weeks in any 12 month period due to sickness or injury then the Employer is entitled to terminate the employment by giving at least statutory minimum notice. In the case of such termination, Sections 13 and 14 hereof shall not be applicable.

11.	Parental Leave/Paternity Leave/Maternity Leave

11.1	Employees with the requisite period of service may be entitled to statutory parental leave and/or paternity/maternity leave.

11.2	Full details of the relevant regulations and entitlements may be obtained on request from the Line Manager.

12.	Health and Safety
The Employee is bound to comply with the duties imposed by the Health and Safety at Work Act 1974 or any substitution thereof or amendment or alteration thereto ("the Act") and the Health and Safety Regulations made or to be made under the Act and in particular with the duties set out under section 7 of the Act which require an employee to:

(a)    take reasonable care for the health and safety of her or herself and of others who may be affected by his acts or omissions at work;

(a)    as regards any duty imposed on the Employer or any other person, co-operate with the Employer so far as is necessary to enable that duty to be performed or complied with.

13.	Notice of Termination

13.1
In order to terminate the employment under this contract the Employee is required to give to the Employer, and the Employer is required to give to the Employee, six months written notice (the “Period of Notice”).

13.2
The Employer reserves the right to terminate the Employee’s employment immediately in writing and pay the Employee a sum reflecting the Employee’s basic salary, taxable value of benefits and pro rated bonus that otherwise would have accrued during the Period of Notice in lieu of notice.

13.3	After notice has been served by the Employer or the Employee, the Employer may:

(a)	require the Employee to carry out no duties; or

(b)	require the Employee to remain away from the office; or

(c)	require the Employee not to have any communication with any existing or prospective customers of the Employer in relation to the business of the Employer; or

(d)	require the Employee to carry out such duties as the Employer may require Provided that such duties are of a standard appropriate to the Employee's job description and status, and in each case the Employer will continue to pay the Employee salary and provide all other benefits arising under this Agreement during the Period of Notice including bonus or other performance related benefits. During such Period of Notice, the Employee shall remain an employee of the Employer and will continue to be bound by the terms and conditions of his employment.

13.4
Upon the termination of the Employee's employment for whatever reason or after notice having been served at the request of the Employer or if the Employee shall cease for any reason to be a director of the Employer, the Employee shall forthwith, if so required by the Employer resign without any claim for compensation or damages from any office or appointment held by him in the Employer or in any Group Member, and of all other companies of which he shall have been appointed a director by the Employer or Group Member by virtue of any right of nomination vested in such member. The Employee hereby irrevocably authorises the Employer to appoint such person in his place and on his behalf to do all such things and execute all such documents which he is obliged to execute and do under this agreement (including without limitation those documents which may be necessary for, or incidental to, his resignation from office).

14.	Termination of Employment

14.1
If (i) the Employer serves notice to terminate the Employee's employment contract for reasons other than Gross Misconduct or (ii) the Employee resigns from his employment where he has been Constructively Dismissed by the Employer:

(a)	The Employer shall respect the Period of Notice outlined at clause 13 above; and

(b)
subject to clause 14.2, the Employer shall, in addition to the notice entitlement outlined at clause 13 above pay the Employee a sum representing six months’ basic salary, accrued bonus and taxable value of any accrued benefit entitlements (the "Agreed Sum") within one month following the effective date of termination subject to deduction of income tax and national insurance contributions.

14.2	The payment of the Agreed Sum shall be conditional on and in consideration of:

(a)
the Employee complying with (and continuing to comply with) his obligations relating to confidentiality, intellectual property and restrictive covenants as set out in his Confidentiality and Proprietary Information Agreement (notwithstanding that the employment may, or without the payment of the Agreed Sum, might otherwise have been repudiated by the Employer);

(b)
the Employee executing a compromise agreement in full and final settlement of all and any claims that he/she may have arising out of his/her employment or its termination in a form to be provided by the Employer; and

(c)	the Employee returning the Employer’s property, including the equipment referenced in clause 21.

15.	Summary Dismissal

15.1
In the following circumstances, which are intended by way of example only of what may be regarded as Gross Misconduct, and not by way of a complete list, the Employee will be dismissed summarily by written notice to operate from the date of such notice and the Employee will not be entitled to any further notice or payment under his terms of employment, including Sections 13 and 14 hereof, except such sum as has accrued and is due at the date of termination:

(a)	committing any material breach of this Agreement including any material breach of any fiduciary duties owed to any Group Company;

(b)	improperly divulging to any third party any confidential or non-public information regarding any of the Group Companies, their employees or any person with whom any of the Group Companies deals;

(c)	committing any act or divulging any information which is contrary to or damages the interests or objectives of any of the Group Companies;

(d)
committing any criminal offence which in the opinion of the Employer makes the Employee unsuitable for the type of work that the Employee is employed to do or may reasonably be expected to do or which makes him unacceptable to other employees;

(e)	dishonest conduct;

(f)	violent, obscene or abusive behaviour towards other employees or officers of any of the Group Companies;

(g)	serious or wilful breach of the Employee's duties;

(h)	if the warranties given by the Employee at clause 4 are found to be misleading or incorrect;

(i)	attending any of the Group Companies premises or engaging in any of the Group Companies business whilst under the influence of alcohol or unlawful drugs;

(j)	any breach of the Bribery Act; or

(k)
if the Employee fails or ceases to meet the requirements of, or is guilty of a serious breach of the rules of, any regulatory body or any other entity whose consent or approval is required to enable the Employee to undertake all or any of his duties.

15.2
Any other serious or irreparable act or omission by the Employee may be regarded as Gross Misconduct where such act or omission is, in the reasonable opinion of the Employer likely to (or has) cause(d) serious harm to the business or reputation of any of the Group Companies.

15.3	For the avoidance of doubt, in the event the Employer terminates Employees employment for Gross Misconduct, Sections 13 and 14 hereof shall not be applicable.

16.	Disciplinary Procedure

16.1	This disciplinary procedure does not form part of the Employee's contract of employment (save and only to the extent that it may from time to time be required to do so by law). The Employer accepts that it is in the interests of good relations with its staff to ensure that there is a fair and proper disciplinary procedure.

16.2	Any Employee who departs from normally expected standards or who violates the Employer's rules will be liable to disciplinary action.

16.3
If disciplinary action which may lead to disciplinary measures is to be taken against the Employee (other than suspension under (d) and (e) of clause 15.1 above or issuing of a warning – where modified procedures may apply), the following procedure will normally apply. The Employee will receive a letter setting out the alleged conduct or other circumstances and inviting the Employee to attend a disciplinary hearing. The hearing will be set at a time and date to allow the Employee time to consider the allegations against him. At the disciplinary hearing (which the Employee must take all reasonable steps to attend) the Employee will be given the opportunity to respond to the issues raised. The decision on the hearing will be notified to the Employee after the hearing, along with details of the right to appeal. The Employee will have the right to be accompanied to any disciplinary hearing and subsequent appeal by a colleague or trade union official.

16.4
The Employer reserves the right to suspend the Employee on full pay pending investigation where the Employer has reasonable grounds to believe that the Employee's continued employment might be prejudicial to the Employer's business or other employees.

16.5	The Employer reserves the right to suspend the Employee with pay and benefits as a disciplinary measure.

16.6
Disciplinary action will vary in accordance with the seriousness of the Employee’s offence. Minor instances of wrongdoing may result in a verbal or written warning. More serious offences or repeated infringements may result in a final written warning. The most serious offences or repeated infringements following a final written warning may result in dismissal with or without notice.

16.7
The Employee may appeal against any disciplinary action taken. The Employee will then be invited to attend an appeal hearing (and must take all reasonable steps to do so). Following any such appeal, the Employee will be informed of the outcome.

17.	Grievance Procedure

17.1
It is expected that most grievances may be resolved informally. However, if the Employee wishes to raise a formal grievance relating to his employment he should raise it in the first instance in writing with his Line Manager setting out the nature of the grievance. The Line Manager will then invite the Employee to a hearing to discuss the grievance. The hearing will be scheduled to allow time for the Employer to consider the issues raised. After the meeting, the Employer will inform the Employee of the decision and of his right to appeal.

17.2
If the grievance is not satisfactorily resolved in this way then the Employee may appeal the matter in writing. The Employee will be invited to an appeal hearing, following which the Employer shall communicate that decision in writing to the Employee. The appeal decision shall be final.

17.3
This policy does not form part of the contract of employment, save and only to the extent expressly required by law. If the Employee wishes, he may be accompanied at either or both hearings by a colleague or trade union official.

18.	Sexual Harassment

18.1	The Employer considers that sexual harassment in the workplace is unacceptable and will treat all complaints seriously.

18.2	An employee who feels that he has been subjected to sexual harassment should raise the matter with his Line Manager under the terms of the grievance procedure set out in clause 17 above.

18.3
An Employee who is found to be the perpetrator of harassment will be liable to disciplinary action under the terms of the disciplinary procedure set out in clause 16 above. The Employer may exercise its discretion as to the disciplinary measures which will be taken, depending on the nature of the conduct.

19.	Data Protection

19.1
The Employee agrees that personal data relating to the Employee (including sensitive personal data such as medical details) may to the extent that it is necessary in connection with the Employee’s employment or the business of any of the Group Companies:

(a)	be collected and held (in hard copy and computer readable form) and processed by any of the Group Companies; and

(b)	be disclosed to:

(i)	other employees of the Employer and the Employer’s Group Companies where they are required to hold this information for a specific reasonable business purpose;

(ii)	any other persons as may be necessary (such as third party benefit providers or administrators) or as authorised by the Employee; or

(iii)	as otherwise required or permitted by law.

19.2
This consent applies regardless of the country to which the data is to be transferred. Where the disclosure or transfer is to a destination outside the European Economic Area, the Employer shall take all possible steps to ensure that the Employee’s personal data continues to be adequately protected, though the Employee may no longer have rights under data protection law.

19.3
The Employer may, from time to time, monitor the Employee's use of the internet and of email communications received, created, stored, sent or forwarded by the Employee on equipment provided by the Employer to the Employee for the performance of his duties where necessary to check facts relevant to the business, ensure compliance with Employer policies and procedures and investigate or detect unauthorised use of the Employer's system.

19.4	If the Employee has any queries regarding the Employee’s personal data, these should be raised with the Line Manager.

20.	Deductions

20.1	The Employee consents to the deduction from any sum otherwise payable to the Employee by reason of his employment (or its termination) the value of any claim of whatever nature and in whatever capacity that the Employer may bona fide have against the Employee, including but not limited to:

(a)	overpayment of wages;

(b)	overpayment in respect of expenses incurred by the Employee in carrying out his duties;

(c)	loans which the Employer may from time to time make to the Employee; and

(d)	advances on wages which the Employer may from time to time make to the Employee.

20.2
The Employee further consents that the Employer has the right to deduct from the Employee's salary or other sums due to the Employee a sum in respect of accrued holiday entitlement if at the date of termination of the Employee's employment he has taken in excess of his accrued holiday entitlement.

21.	Equipment
The Employer shall provide, at its own cost, equipment such as general office facilities, stationery, computer or laptop, mobile telephone, dedicated work related landline, internet connection and any other required equipment to facilitate home working at the Employee’s home address which are necessary to carry out the Employee’s duties from home.

22.	Choice of Law
This contract shall be governed by and construed in accordance with the law of England and Wales and each party to this agreement submits to the non exclusive jurisdiction of the courts and tribunals of England and Wales.

23.	The Employer reserves the right to amend the terms in this contract subject to the appropriate consultation with the Employee.

24.	Definitions

“Group Company”
the Employer and its Parent Undertakings, its Subsidiary Undertakings and the Subsidiary Undertakings of any of its Parent Undertakings from time to time having the meanings set out in the Companies Act 2006.

“Constructively Dismissed”
shall mean that Employee resigns within 7 days after one of the following conditions has come into existence without his consent: (i) a reduction in Employee’s base salary or benefits; (ii) a material adverse change in Employee’s primary responsibilities, duties or seniority; (iii) a geographical relocation of the Employer’s corporate headquarters, or the Employee’s primary business location, to a location that is more than 35 miles from the then-present location of the Employer’s corporate headquarters or Employee’s primary business location, as the case may be; (iv) any breach by the Employer of this Agreement which is material and which is not cured, or is not capable of being cured, within 30 days after written notice thereof to the Parent and the Board of Directors of the Parent from Employee.
Executed and delivered as a deed on the date and year first mentioned above.

EXECUTED as a deed	)	/s/ Dan Myers
by the Employer by:	)	Dan Myers
	)	President/CEO

Director

in the presence of:

Witness:    /s/ Jane Hughes

Name:         Jane Hughes

Address:     6445 Hampton Creek

Cumming, GA 30041

EXECUTED as a deed by	)
the Employee	)	/s/ Philip Ashman
	)	Philip Ashman
)

the Employee

in the presence of:

Witness:     /s/ Andrew Oliver

Name:         Dr. Andrew Oliver

Address:     20 Othello Ave

Warwick

Warks CV34 6ED